Press Release #201320	FOR IMMEDIATE RELEASE	December 11, 2013

Enertopia Announces Canadian Medical Marihuana Update

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CNSX (the "Company" or "Enertopia") is pleased to announce that the private Canadian medical marihuana producer has submitted all the required paperwork for a site visit by Health Canada.

“Enertopia is very excited that the upgrades to the production facility have been completed, which brings our private producer an important step closer to receiving the LP (Licensed Producer) under the new MMRP (Medical Marihuana Regulations Purposes) program,” stated President/CEO Robert McAllister

"The Canadian government predicts a $1.3 billion industry in 10 years, and industry experts believe estimates could be closer to $2.6 billion by 2016. From our perspective, Enertopia is uniquely positioned to prosper in this rapidly growing business opportunity by being a publically traded company in both the USA and Canada with our headquarters in British Columbia, Canada," stated further President/CEO Robert McAllister.

Enertopia looks forward to providing its shareholders and the public further updates as soon as news becomes available. Enertopia continues to focus and work very hard to increase its shareholders value. An updated presentation has been posted at our website www.enertopia.com

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Dale Paruk, President, Coal Harbor Communications Ltd. at 1.604.662.4505

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects, Oil & Gas Projects, Medical Marihuana Projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that the Company will be successful in completing any anticipated financing and the private Canadian marihuana producer will receive the new LP (Licensed Producer) designation.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release